Iridex Announces Convertible Note Financing Exhibit 99.1

MOUNTAIN VIEW, Calif., August 5, 2024 -- IRIDEX Corporation (“Iridex”, or the “Company”) (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today announced it has executed definitive agreements related to a private placement financing (the “Financing”) of a senior convertible promissory note (the “Initial Note”) with Lind Global Asset Management IX LLC, an entity managed by The Lind Partners (together, “Lind”), which will result in net proceeds of approximately $3.5 million at closing. Subject to certain conditions, the Company may issue a subsequent note (the “Subsequent Note”, and together with the Initial Note, the “Notes”) to Lind for additional net proceeds of approximately $1.5 million, for total potential net proceeds of approximately $5 million to the Company. The Financing is subject to customary closing conditions.

“This Financing, together with significant expense reductions implemented and prudent capital management, delivers balance sheet liquidity and operating runway as we pursue success with our strategic process,” said David Bruce, Chief Executive Officer of Iridex. “Several benefits make this small financing favorable for the Company, including low risk-adjusted cost of capital, optionality for early pre-payment and potential for reduced dilution given the conversion price premium. We are focused on maintaining solid liquidity runway in the business to reach success with our strategic process and continued growth recovery that will benefit our stockholders.”

Each of the Notes has a 24-month term. The Initial Note has a principal amount of $4,200,000 (the “Initial Note Principal Amount”) and the Subsequent Note, if issued, will have a principal amount of $1,800,000 (the “Subsequent Note Principal Amount” and, together with the Initial Note Principal Amount, the “Principal Amount”). The Notes are convertible into shares of the Company’s common stock at an initial price per share of $2.44 (the “Conversion Price”).

Under the terms of the Notes, the Principal Amount the Company is required to repay will be reduced to the extent the Company elects to repay the outstanding Principal Amount (i) within 180 days of the issuance of the applicable Note, or (ii) after 180 days but within 365 days of the issuance of the applicable Note. Within 30 days following the issuance of a Note (as applicable), the Company is required to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to cover Lind’s resale of any shares of the Company’s common stock underlying the applicable Note.

Commencing 120 days from the issuance date of the Notes, subject to certain conditions, the Company will begin to repay the outstanding Principal Amount of the applicable Note in twenty consecutive monthly installments. At the Company’s option each month, repayments can be made in cash plus a 4% premium, shares of the Company’s common stock (“Repayment Shares”) or a combination of cash and Repayment Shares.

About The Lind Partners

The Lind Partners manages institutional funds which invest in small-cap and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind’s multi-strategy funds make direct investments ranging from $1 to $30 million, invest in syndicated equity placements and selectively buy on market. Having completed more than 200 direct investments, totaling over $2 billion in transaction value, Lind’s funds have been flexible and supportive capital partners to investee companies since 2011.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

© 2024 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the expected closing of the Financing, value-maximizing transactions, dilution and the anticipated filing of a registration statement in connection with the Financing. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K filed with the SEC on March 29, 2024 and our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com